                                                                       EXHIBIT 2



                           SHARE PURCHASE AGREEMENT



                                    BETWEEN:



                              702056 ALBERTA LTD.



                                    - AND -



                   SHAREHOLDERS OF MILLARVILLE OIL & GAS LTD.



                     DATED THE 13TH  DAY OF DECEMBER, 1996

          SHARE PURCHASE AGREEMENT made the 13th day of December, 1996.


BETWEEN:

     702056 ALBERTA LTD., a body corporate having offices in the City of Calgary, in the Province of Alberta (hereinafter referred to as the "Purchaser")

                                                               OF THE FIRST PART


AND

     EACH OF THE PARTIES LISTED IN SCHEDULE "A" HERETO, (hereinafter individually referred to as "Vendor" and collectively referred to as the "Vendors")

                                                              OF THE SECOND PART


     WHEREAS the Vendors are the beneficial owners of the Securities;

     AND WHEREAS the Vendors have agreed to sell, and the Purchaser has agreed to buy, the Securities upon the terms and conditions set forth herein;

     NOW THEREFORE in consideration of the covenants and agreements herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION
                                 --------------

1.1    DEFINITIONS

     In this Agreement, unless the context otherwise requires:

a.  "AGREED UPON STANDARD" shall have the meaning ascribed thereto in Section
    11.1;

b. "AGREEMENT" means this agreement, including the recitals and all Schedules to this agreement, as amended or supplemented from time to time, and "hereby", "hereof", "herein", "hereunder", "herewith", "hereto" and similar terms refer to this Agreement and not to any particular provision of this Agreement;

c. "ASSET ROLL DOWN" means the purchase, effective January 1, 1996, by the Subsidiary of certain oil and gas assets from the Corporation in exchange for the issuance of shares by the Subsidiary pursuant to an Agreement of Purchase and Sale dated October 31, 1996 between the Corporation and the Subsidiary;

d. "ASSETS" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;
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                                       2



e. "BUSINESS DAY" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open for the transaction of banking business in the City of Calgary, Alberta;

f.  "CLEANUP COST" shall have the meaning ascribed thereto in Section 11.2;

g.  "CLOSING" means the closing of the transactions contemplated herein;

h. "CLOSING DATE" means December 19, 1996 or such other date as may be agreed upon by the parties hereto;

i. "CLOSING TIME" means 10:00 a.m. (Calgary time), or such other time as may be agreed upon by the parties hereto, on the Closing Date;

j. "COMMON SHARES" means common shares of the Corporation, as a class, as constituted on the date hereof;

k. "CORPORATION" means Millarville Oil & Gas Ltd., a body corporate incorporated under the laws of the province of Alberta;

l.  "DISPUTE NOTICE" shall have the meaning ascribed thereto in either Section
    2.5 or Section 11.2 or Section 12.1;

m.  "EFFECTIVE DATE" means September 30, 1996;

n. "ENCUMBRANCE" includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust, royalty, carried, working, participation, net profits interest or other third party interest and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

o.  "ENVIRONMENT" means the components of the earth and includes:

     i.   air, land and water;

     ii.  all layers of the atmosphere;

     iii. all organic and inorganic matter and living organisms; and

     iv. the interacting natural systems that include components referred to in subparagraphs (i) and (ii) above;

p. "ENVIRONMENTAL CONSULTANT" means an independent environmental consultant selected by Purchaser and consented to by the Principal Shareholders, or their representative, acting reasonably;

q. "ENVIRONMENTAL DAMAGE" means any loss, injury, damage or other event of any kind whatsoever, and howsoever or whenever occurring, to the Environment (including but not limited to any loss or damage to real or personal property) in respect of which any liability
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                                       3

    or obligation might accrue to, any predecessor to the Corporation, or the Subsidiary, or Purchaser or any successor to Purchaser, to incur any remediation, reclamation, clean-up or other expenses or to compensate any person, whether by reason of any equitable, common law, statutory or civil liability or obligation, or remedy available, applicable by reason of the ownership of the Assets or responsibility for any operations conducted on or in respect thereof at any time in the past, present or future, and whether or not resulting from negligence, nuisance or otherwise, which loss, injury or damages shall include but not be limited to all damages, awards, expenses and costs (including legal costs on a solicitor and his own client basis) incurred in any way relating to such matters and which loss, injury or damages shall exclude what would be remediation, reclamation or clean-up expenses for the Assets, if the Assets had reached the end of their useful life at the Closing Time;

r. "FACILITIES" means all of the facilities used or useful in the production, processing, transmission or treatment of Petroleum Substances, including, without limitation, pipelines, flow lines, gathering systems, batteries, compressors and plants;

s. "FINANCIAL STATEMENTS" means the audited consolidated financial statements of the Corporation for the 12 months ended December 31, 1995 and the unaudited consolidated financial statements of the Corporation (which statements were internally prepared) for the 9 month period ended September 30, 1996, which financial statements are attached hereto as Schedule "C";

t. "GOVERNMENTAL AUTHORITY" includes any federal, provincial, municipal or other political subdivision government, department, commission, board, bureau, agency or instrumentality, domestic or foreign;

u.  "IDENTIFIED ASSETS" shall have the meaning ascribed thereto in Section 11.1;

v. "LANDS" means the lands set forth and described in Schedule "B" and includes the Petroleum Substances within, upon or under such lands, together with the right to explore for and recover same insofar as such are granted by Leases to such lands;

w. "LEASES" means collectively the leases, reservations, permits, licenses or other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances underlying all or any part of the Lands including, without limitation, the leases set forth and described in Schedule "B";

x. "MISCELLANEOUS INTERESTS" means the interest of the Corporation and the Subsidiary in and to all property, assets and rights, other than Petroleum and Natural Gas Rights and Tangibles, pertaining to the Petroleum and Natural Gas Rights, the Lands, the Leases or the Tangibles and to which the Corporation or the Subsidiary is entitled at the Effective Date including, but not in limitation of the generality of the foregoing, the entire interest of the Corporation and the Subsidiary in:

    i. all contracts, agreements, documents, production sales contracts, books and records and all seismic, geological, geophysical, production and engineering information and reports relating to the Petroleum and Natural Gas Rights, the Lands or any lands with which the Lands have been pooled or unitized, or the Tangibles and any and all rights in relation thereto;
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                                       4


    ii. all subsisting rights to enter upon, use and occupy the surface of any of the Lands or any lands with which the same have been pooled or unitized;

    iii. any right, estate or interest in or to any asset which relates to but does not comprise part of the Petroleum and Natural Gas Rights or the Tangibles;

    iv. all wells for the purpose of production of Petroleum Substances, the injection of water or otherwise, situate on the Lands or on lands with which the Lands have been pooled or unitized and all casing in such wells; and

    v. all Petroleum Substances in the course of production from the Lands or lands with which the Lands have been pooled or unitized but not at the Effective Date beyond the wellhead;

y. "NON-VOTING SHARES" means non-voting shares of the Corporation, as a class, as constituted on the date hereof;

z. "OPTION BUYOUT" means the cancellation of options to purchase 14,859 Common Shares granted by the Corporation to Peter Colnett in exchange for payment by the Corporation to Peter Colnett as set forth in an agreement dated October 30, 1996 between the Corporation and Peter Colnett;

aa. "PERMITTED ENCUMBRANCES" means:

    i. the terms and conditions of title documents, including, without limitation, the requirement to pay any rentals or royalties (except rentals or royalties which have not been paid when due) to the grantor of leases for Petroleum Substances to maintain such leases in good standing;

    ii. the right reserved to or vested in any grantor, government or other public authority by the term of any lease for petroleum substances or by any statute, law, rule, order or regulation to terminate any such lease;

    iii. easements, rights of way, servitudes or other similar rights in land, including without limitation, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables;

    iv. the right to levy taxes on Petroleum Substances or the income or revenue therefrom and government requirements pertaining to production rates from wells on the Lands or operations being conducted on the Lands or otherwise affecting the value of any of the Assets;

    v.    agreements for the sale of Petroleum Substances;

    vi. statutes, laws, rules, orders and regulations and any rights vested to or vested in any municipality or governmental, statutory or public authority to control or regulate any of them in any manner;

    vii. undetermined or inchoate liens incurred or created as security in favour of any person with respect to the development or operation of any of the Assets, as regards the Corporation's or the Subsidiary's share of the costs and expenses thereof;

    viii. the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the subject lands or interests therein and statutory acceptance as to title;

    ix.   agreements and plans relating to pooling or unitization;

    x. agreements respecting the processing, treating or transmission of petroleum substances or the operating of wells by contract field operators;

    xi. provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations; and

    xii. liens granted in the ordinary course of business to a public utility, municipality or governmental authority with respect to operations pertaining to any of the Assets;

bb. "PERMITTED TRANSACTIONS" means the Option Buyout, the Working Capital
    Distribution and the Asset Roll Down;

cc. "PERSON" includes an individual, partnership, firm, trust, body corporate, Governmental Authority, unincorporated body of persons or association;

dd. "PETROLEUM AND NATURAL GAS RIGHTS" mean the interests of the Corporation and the Subsidiary set forth in Schedule "B" in and to the Leases and the Lands;

ee. "PETROLEUM SUBSTANCES" means petroleum, natural gas and related hydrocarbons and all substances associated therewith (including, without limitation, sulphur) or any of them insofar as the same are granted by the Leases;

ff. "PREPAID GAS OBLIGATIONS" means obligations, if any, in the nature of take or pay obligations which the Corporation or the Subsidiary has under or in respect of any production sales contracts which have arisen by reason of payments to or to the account or benefit of the Corporation or the Subsidiary or other persons as agent on their behalf, which now or at any time in the future require or may require the Corporation or the Subsidiary to deliver Petroleum Substances to those purchasers under such production sales contracts without being entitled to payment in full therefor or, in some circumstances, to repay all or any portion of such payments;

gg. "PRINCIPAL SHAREHOLDERS" means, collectively, HOOPP Resources Inc., The
    Prudential Insurance Company of America, Queen-Yonge Investments Limited, Peters & Co. Limited and Peters Advisory Ltd.;

hh. "PURCHASE PRICE" shall have the meaning ascribed thereto in Article 2;
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                                       6

ii. "PURCHASE PRICE HOLDBACK" shall have the meaning ascribed thereto in subsection 2.2(a)(i);

jj. "PURCHASER'S COUNSEL" means Hoar, Lee & Boers or such other legal counsel as may be designated by the Purchaser and satisfactory to the Vendors acting reasonably;

kk. "REGULATIONS" means all laws, statutes, regulations, ordinances, orders
    (including court orders), directives, or other such instruments issued by any governmental department, agency or authority, having jurisdiction, in effect as at the Closing Time, applicable to, the Assets or any of them, or the operations conducted or to be conducted on or in respect thereof, or other matters relating to any of the Assets, or operations conducted or to be conducted on or in respect of the Assets;

ll. "SECURITIES" means 366,294 Common Shares and 129,013 Non-Voting Shares;

mm. "SUBSIDIARY" means Millarville Oil & Gas (1991) Ltd., a body corporate incorporated under the laws of the Province of Alberta, a subsidiary of the Corporation;

nn. "SUBSIDIARY" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate in like relation to a subsidiary or to a combination of more than one of the specified body corporate and other bodies corporate each of which is a subsidiary;

oo. "TANGIBLES" means the interests of the Corporation and the Subsidiary in and to all tangible depreciable property, assets and Facilities situate in, on or about the Lands, appurtenant thereto or used in connection therewith or with production, processing, transmission or treatment of Petroleum Substances or operations thereon or relative thereto or appurtenant to or used in connection with all producing or shut-in wells located in the Lands or lands with which the Lands have been pooled or unitized;

pp. "TAX POOLS" means undepreciated capital cost of any particular class of depreciable property, earned depletion base, cumulative Canadian exploration expenses, cumulative Canadian development expenses, cumulative Canadian oil and gas property expenses, foreign exploration and development expenses, capital losses, non-capital losses, cumulative eligible capital, attributed Canadian royalty income and investment tax credits all as defined in the Income Tax Act or the Alberta Corporate Tax Act (Alberta);

qq. "VENDORS' COUNSEL" means Burnet, Duckworth & Palmer or such other legal counsel as may be designated by the Vendors and satisfactory to the Purchaser acting reasonably;

rr. "WORKING CAPITAL" means the difference between the Corporation's current assets less the Corporation's current liabilities and where positive shall be a working capital surplus and where negative shall be a working capital deficiency; and
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                                       7

ss. "WORKING CAPITAL DISTRIBUTION" means the distribution to shareholders of the Corporation by way of a reduction of stated capital of an aggregate amount of $5,048,545.77 in Working Capital.

1.2    SCHEDULES

       The following Schedules form part of this Agreement:

     Schedule A  List of Vendors and Securities held by Vendors
     Schedule B  Land Schedule
     Schedule C  Financial Statements
     Schedule D  Other Assets
     Schedule E  List of Active Flare Pits, Inactive Flare Stack and Abandoned
                 or Abandoned Wells
     Schedule F  Restricted Property
     Schedule G Authorizations for Expenditures and Other Financial Commitments Schedule H List of Penalty Positions

1.3    HEADINGS

     The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

1.4    SECTION REFERENCES

     Unless the context otherwise requires, references in this Agreement to an article, section, paragraph, clause, subclause or schedule by number, letter or otherwise refer to the article, section, subsection, paragraph, clause, subclause or schedule, respectively, bearing that designation in this Agreement.

1.5    GENDER, PLURAL

     In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders.

1.6    DATE FOR ACTIONS

     In the event that the date on which any action is required to be taken hereunder by any of the parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.7    STATUTES

     References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.
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                                       8

1.8    CURRENCY

     Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

1.9    ENFORCEABILITY

     All representations, warranties, covenants and opinions in or contemplated by this Agreement as to the enforceability of any covenant, agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and the discretionary nature of certain remedies (including specific performance and injunctive relief).

                                   ARTICLE 2
                               PURCHASE AND SALE
                               -----------------

2.1    AGREEMENT TO PURCHASE AND SELL

     At the Closing Time, the Vendors agree to sell to the Purchaser and the Purchaser agrees to purchase from the Vendors, the Securities for an aggregate purchase price of $16,700,000 (the "Purchase Price") being approximately $33.7165 per Common Share and $33.7165 per Non-Voting Share, payable in accordance with Section 2.2.

2.2    EXECUTION OF PURCHASE AND SALE

a. At the Closing Time, the Purchase Price shall be paid by the Purchaser to the Vendors as follows:

     i. $3,340,000 (the "Purchase Price Holdback") shall be paid by Purchaser to Vendors' Counsel by certified cheque or bank draft at the Place of Closing at the Closing Time and placed by Vendors' Counsel in an interest bearing trust account on the following trust conditions:

          A.   if at any time prior to the date which is one hundred twenty
               (120) days following Closing Vendors' Counsel receives from Purchaser pursuant to either Section 2.5 or Section 12.1 a notice executed by each of Purchaser and the Principal Shareholders directing Vendors' Counsel to release funds from the Purchase Price Holdback, Vendors' Counsel shall pay to Purchaser out of the Purchase Price Holdback and interest thereon, if any, to the extent funds remain available at the applicable time, the amount equal to the amount set forth in such notice;

          B. on the date which is one hundred twenty (120) days following Closing the amount, if any, by which $1,670,000 exceeds the aggregate of releases by Vendors' Counsel pursuant to (A) above and amounts which are the subject of a Dispute Notice shall be released to Vendors;

          C. any portion of the Purchase Price Holdback and interest thereon, if any, which is the subject of a Dispute Notice referred to in
               Section 2.5 or
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                                       9

               Section 12.1, shall only be released in accordance with the outcome of the arbitration procedure referred to in Section 2.5 or Section 12.2, as applicable, or as may otherwise be agreed to by Purchaser and the Principal Shareholders, and once such arbitration has been completed, or if the Purchaser and the Principal Shareholders otherwise agree prior to the completion of such arbitration, Purchaser and the Principal Shareholders, shall provide written notice to Vendors' Counsel advising of the manner in which the subject monies are to be released and such monies shall be released to Purchaser and Vendors as directed in such notice;

          D.   if at any time prior to the date which is one hundred eighty
               (180) days following Closing, Vendors' Counsel receives from Purchaser pursuant to Section 11.2 a notice executed by each of Purchaser and the Principal Shareholders, directing Vendors' Counsel to release funds from the Purchase Price Holdback Vendors' Counsel shall pay to Purchaser out of the Purchase Price Holdback and interest thereon, if any, to the extent funds remain available at the applicable time, the amount equal to the amount set forth in such notice;

          E. any portion of the Purchase Price Holdback and interest thereon, if any, which is the subject of a Dispute Notice referred to in
               Section 11.2, shall only be released in accordance with the outcome of the arbitration procedure referred to in Section 11.2 or as may otherwise be agreed to by Purchaser and the Principal Shareholders and once such arbitration has been completed, or if the Purchaser and the Principal Shareholders otherwise agree prior to the completion of such arbitration, Purchaser and the Principal Shareholders, shall provide written notice to Vendors' Counsel advising of the manner in which the subject monies are to be released and such monies shall be released to Purchaser as directed in such notice;

          F. on the date which is one hundred eighty (180) days following Closing, any portion of the Purchase Price Holdback which is not the subject of an arbitration procedure referred to in Section 2.5, Section 11.2 or Section 12.2 and interest thereon, if any, remaining after the payments contemplated in (A) through (E) above shall be released to Vendors;

     ii. the balance of the Purchase Price shall be paid by Purchaser to Vendors' Counsel on behalf of the Vendors by certified cheque or bank draft;

b. at the Closing Time, the Vendors shall deliver to the Purchaser certificates representing the Securities duly endorsed in blank for transfer, or accompanied by duly executed powers of attorney for transfer in blank.

2.3  WORKING CAPITAL ADJUSTMENT

     The Purchase Price was determined based on the assumption that the Working Capital of the Corporation as at the Effective Date is nil. If the Working Capital of the Corporation at the Effective Date as set forth in the Financial Statements is a surplus or deficiency, then the
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                                       10

amount of the Working Capital surplus shall be added to the Purchase Price and the amount of any Working Capital deficiency shall be deducted from the Purchase Price.

2.4  ADDITIONAL PURCHASE PRICE ADJUSTMENTS

     In addition to the adjustments to the Purchase Price set forth in Section
2.3 the Purchase Price shall be adjusted as follows:

     a. the Purchase Price shall be reduced by payments made by the Corporation or the Subsidiary pursuant to the Option Buyout;

     b. the Purchase Price shall be reduced by payments made by the Corporation or the Subsidiary pursuant to the Working Capital Distribution;

     c. the Purchase Price shall be reduced by severance payments made by the Corporation or the Subsidiary to their officers or employees in connection with the transactions contemplated by this Agreement;

     d. the Purchase Price shall be reduced by payments made by the Corporation or the Subsidiary to their financial advisors, Peters & Co. Limited, in connection with the transactions contemplated by this Agreement;

     e. the Purchase Price shall be reduced by payments made by the Corporation or the Subsidiary to their legal advisors, Burnet, Duckworth & Palmer, in connection with the transactions contemplated by this Agreement;

     f. the Purchase Price shall be reduced by expenses of the Corporation or the Subsidiary other than operating expenses, repairs or development costs in respect of the Assets for the period commencing on the Effective Date and ending on the Closing Date but only to the extent that such expenses exceed $45,000 per month or, for a period of less than a month, a proportionate amount of $45,000; and

     g. the Purchase Price shall be reduced by the cost to the Corporation of terminating its obligations under the Corporation's lease for its office premises but only to the extent that such expenses exceed $7,500.
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                                       11

2.5  STATEMENT OF ADJUSTMENTS

     At Closing, the amount to be paid by Purchaser to Vendors for the Securities pursuant to Section 2.1 shall be adjusted in accordance with an interim accounting statement of adjustments prepared for Closing by the Corporation, which statement shall be delivered to the Purchaser two days prior to the Closing Date. If pursuant to such interim accounting statement of adjustments there is an adjustment in favour of Vendors then the amount to be paid by Purchaser to Vendors pursuant to Section 2.1 shall be increased by such amount and if there is an adjustment in favour of Purchaser then the amount to be paid by Purchaser to Vendors pursuant to Section 2.1 shall be reduced by such amount. Within ninety (90) days of Closing or such other time as is agreed to by Purchaser and Vendors, Purchaser shall prepare and submit a final accounting statement of adjustments on the same basis as aforesaid and the Purchaser and Principal Shareholders or their representative(s) shall meet in an attempt to agree upon any further adjustments to be made and upon agreement the Purchaser shall then forward to Vendors' Counsel a notice signed by each of the Purchaser and the Principal Shareholders of the adjustments upon which the Purchaser and the Vendors have agreed and directing Vendors' Counsel to release certain funds from the Purchase Price Holdback to either Purchaser or Vendors.

     During the one hundred twenty (120) day period following Closing, Purchaser and Vendors shall have the right to audit the accountings and adjustments set forth in Sections 2.3 and 2.4 above. In the event of a dispute regarding the accounting and adjustments set forth in Sections 2.3 and 2.4, the unresolved matters will be referred to arbitration in accordance with the Arbitration Act (Alberta) or other similar legislation in force in the province of Alberta from time to time and the Purchaser shall forward to Vendors' Counsel a notice (a "Dispute Notice") setting forth details as to the disagreement and the amount which is in dispute.

     Notwithstanding the foregoing, no party shall be entitled to audit the accountings and adjustments set forth in Sections 2.3 and 2.4 above after one hundred twenty (120) days following the Closing Date nor shall any party be entitled or obligated to make any adjustments after such one hundred twenty
(120) day period unless, within one hundred twenty (120) days, such adjustment has been specifically requested, by notice in writing, and the adjustment has either been agreed to as aforesaid or referred to arbitration as aforesaid.

2.6  AGREEMENT OF PARTIES

     The parties confirm their agreement that the Purchase Price Holdback, to the extent that funds have not been released to Vendors, represents the sole recourse of the Purchaser against the Vendors in respect of Environmental Damage, breaches of the representations and warranties of Vendors contained in
Article 3 and adjustments to the Purchase Price.


                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE VENDORS
                 ---------------------------------------------

3.1  REPRESENTATIONS AND WARRANTIES OF THE VENDORS TO THE PURCHASER

     Each of the Vendors represents and warrants to the Purchaser with respect to itself only that:

CORPORATE STANDING, POWER AND AUTHORIZATIONS

a. if it is a corporation, it is duly organized and validly existing under the law of the jurisdiction of its incorporation;

b. it has all requisite power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and to perform its obligations hereunder and thereunder;

c. the execution and delivery of this Agreement and all documents to be delivered pursuant hereto, the performance by it of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein do not and will not:

    i. if it is a corporation, result in the breach of or violate any term or provision of the articles, by-laws or other governing documents of it; or

    ii. conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which it is a party or by which it is bound or give to any person any interest or right, including any right of purchase, termination, cancellation or acceleration under any such agreement, instrument, license, permit or authority; or

    iii. result in the creation of any Encumbrance upon the Securities held by it; or

    iv. violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to it, the Securities held by it or any of its property or assets;

d. this Agreement has been duly authorized, executed and delivered by it and all documents to be delivered by it pursuant hereto will be duly executed and delivered and this Agreement does and such documents will constitute legal, valid and binding obligations of it enforceable in accordance with their respective terms;

FINDER'S FEES

e. it has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commission or other similar forms of compensation with respect to the transactions contemplated herein for which the Purchaser will be liable;

OWNERSHIP

f. all of the Securities listed opposite its name in Schedule "A" are owned by it as the sole beneficial owner with good, valid and marketable title and good, valid and marketable title to such securities will vest in the Purchaser as a result of the consummation of the transactions contemplated herein free and clear of any Encumbrances, voting trusts, unanimous or other shareholder agreements, proxies and other interests, claims or demands of every kind or nature whatsoever (other than such as may be created by the Purchaser);

g. except pursuant to this Agreement, no person has any agreement, option, right or privilege (including, without limitation, whether by law, preemptive right, contract or otherwise) to purchase, convert into, exchange for or otherwise acquire, nor any agreement, option, right or privilege capable of becoming any such agreement, option, right or privilege, any of the Securities listed opposite its name in Schedule "A", or any interest therein;

h. with the exception of The Prudential Insurance Company of America, it is not a "non-resident" for the purposes of the Income Tax Act (Canada);

AUTHORIZED AND ISSUED CAPITAL

i. the authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Non-Voting Shares of which 366,294 Common Shares and 129,013 Non-Voting Shares are validly issued, fully paid and non-assessable;

j. subject to the filing of Articles of Amendment dated December 13, 1996, the authorized capital of the Subsidiary consists of an unlimited number of Common Shares, an unlimited number of Non-Voting Shares, an unlimited number of First Preferred Shares of which 115 Common Shares, 10 Non-Voting Shares and 10,101 First Preferred Shares are validly issued as fully paid and non-assessable;

k. at Closing no person will have any agreement, option, right or privilege (including, without limitation, whether by law, preemptive right, contract or otherwise) to purchase, subscribe for, convert into, exchange for or otherwise require the issuance of any of the unissued shares in the capital of the Corporation or the Subsidiary;

Minute Book

l. the minute book of the Corporation contains a complete copy of the Corporation's share register, constating documents and a record of all resolutions of the shareholders and directors of the Corporation;

LEGAL MATTERS

m. there are no material actions, suits, investigations, proceedings or claims, commenced or to the best of the knowledge, information and belief of the Corporation or the Principal Shareholders, contemplated, at law or in equity or before or by any court or other Governmental Authority and which involve or affect the Corporation or the Subsidiary and there are no grounds upon which any such action, suit, investigation, proceeding or claim may be commenced with a reasonable likelihood of success;

COMPLIANCE WITH LAWS

n. to the best of the knowledge, information and belief of the Corporation, all laws, regulations and orders of any Governmental Authority having jurisdiction over property or assets of the Corporation or the Subsidiary have been complied with in all respects material to the Corporation or the Subsidiary, as the case may be;

Commitments

o. neither the Corporation nor the Subsidiary is a party to, or is bound by, any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person other than those entered into, assumed or endorsed in the ordinary course of business;

Disclosure of Material Contracts

p. all materials contracts to which the Corporation or the Subsidiary are parties or by which they are bound have been disclosed to the Purchaser and copies thereof have been made available to the Purchaser or Purchaser's Counsel;

FINANCIAL MATTERS

q. the Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles applicable in Canada applied on a basis consistent with that of prior periods (except as stated therein) and present fairly the financial position of the corporation to which they relate as of the date provided therein and the results of operations and the changes in financial position for the periods then ended;

r. there are no liabilities, whether contingent or otherwise, of the Corporation or the Subsidiary of any kind whatsoever, whether or not determined or determinable other than:

    i.    as set out in the Financial Statements;

    ii.   pursuant to the Option Buyout and the Working Capital Distribution;

    iii.  those payments referred to in Sections 2.4(c), (d), (e) and (f);

    iv.   usual operating expenses incurred in the normal course of operations;
          and

    v. liability for the abandonment of wells which are referred to in the report of Paddock Linstrom & Associates Ltd. dated April 22, 1996, evaluating, effective April 1, 1996, the oil and gas reserves of the Corporation or which were referred to in technical materials made available to the Purchaser in the data room maintained by Peters & Co. Limited for review by potential purchasers of the Corporation and the Subsidiary;

CHANGES IN AFFAIRS

s.  since December 31, 1995, neither the Corporation nor the Subsidiary has:

    i. sold, transferred or otherwise disposed of, or created, assumed or permitted any Encumbrance on or in respect of, its property or assets or any part thereof except pursuant to the Permitted Transactions;

    ii. amended its articles, by-laws or other governing documents except Articles of Amendment dated December 13, 1996;

    iii. not conducted its business in all material respects in the ordinary course except pursuant to the Permitted Encumbrances;

    iv. suffered any material adverse change, financial or otherwise, in business, financial condition, assets, properties, liabilities or operations of the Corporation or the Subsidiary or any occurrences or circumstances which have resulted or might reasonably expected to result in a material adverse change thereto; or

    v. made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings, profits and losses are ascertained;

t. since September 30, 1995, neither the Corporation nor the Subsidiary has paid any dividends or made any other distribution to its shareholders except pursuant to the Permitted Transactions;

TAX MATTERS

u. the Corporation and the Subsidiary have duly and timely filed, in proper form, returns in respect of taxes under the Income Tax Act (Canada), the Excise Tax Act (Canada), the Alberta Income Tax Act, the tax legislation of any other province of Canada or any foreign country having jurisdiction over affairs of the Corporation or a Subsidiary, for all prior periods in respect of which such filings have heretofore been required, and all taxes shown thereon and all taxes owing with respect to periods ending prior to and including December 31, 1995, and all remittances of taxes collected on behalf of any taxing authority owing with respect to periods ending prior to and including December 31, 1995, have been paid or accrued on the books of the Corporation and the Subsidiary; there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, provincial or other tax return for any period; all payments by the Corporation or any Subsidiary to any non-resident of Canada have been made in accordance with all applicable legislation in respect of withholding tax; there are no assessments or reassessments respecting the Corporation or any Subsidiary pursuant to which there are amounts owing or discussions in respect thereof with any taxing authority and the Corporation and the Subsidiary have withheld from each payment made to any of its officers, directors, former directors and employees the amount of all taxes, (including, without limitation, income tax) and other deductions required to be withheld therefrom and has paid the same to the proper tax or other authority. As of December 31, 1995, the Corporation and the Subsidiary had combined Tax Pools including approximately $1,027,000 of cumulative Canadian exploration expenses, approximately $1,635,000 in cumulative Canadian development expenses, approximately $4,233,000 in cumulative Canadian oil and gas property expenses, an aggregate undepreciated capital cost of assets in all classes of approximately $1,827,000, approximately $1,179,000 of non-capital losses and approximately $84,000 of investment tax credits and such Tax Pools are not subject to reduction pursuant to assessment or reassessment within the time required under any applicable tax legislation;

OIL & GAS ASSETS

v. except for Permitted Encumbrances, the Assets are free and clear of all Encumbrances and adverse claims whatsoever created by, through or under the Corporation or the Subsidiary and it is not aware of any Encumbrance, adverse claim or material title defect in respect of the Assets;

w. to the best of the Corporation's information, knowledge and belief, neither the Corporation nor the Subsidiary has received any notice of default or termination under any of the Leases or any notice alleging its default under any agreement pertaining to any of the Assets, which default has not been rectified as of the date of this Agreement, and the Corporation is not aware of any material default under the Leases or any contracts to which it or the Subsidiary is a party;

x. the Petroleum and Natural Gas Rights are not subject to any Prepaid Gas Obligations or any gas balancing agreements;

y. to the best of the knowledge, information and belief of the Corporation there are no production penalties applicable to the Petroleum and Natural Gas Rights and the Petroleum and Natural Gas Rights have not been produced in excess of their maximum allowable production as provided under the Regulations or in excess of the maximum rate contemplated in any gas purchase agreement applicable to the Assets;

z. to the best of the information, knowledge and belief of the Corporation, each well located on the Lands, whether producing, shut-in, injection, disposal or otherwise, has been drilled and, if completed, completed and operated in accordance with good Canadian oil and gas field practices and the material requirements of the Regulations;

aa. to the best of the information, knowledge and belief of the Corporation, each well located on the Lands which has been plugged and abandoned, has been plugged and abandoned and the wellsite therefor properly restored, in accordance with good Canadian oil and gas field practices and the material requirements of the Regulations;

bb. to the best of the information, knowledge and belief of the Corporation, the Tangibles have been constructed, installed, maintained and operated in accordance with generally accepted engineering practices, good Canadian oil and gas field practices and the material requirements of the Regulations;

cc. neither the Corporation nor the Subsidiary is an "above-limit corporation", a "restricted corporation" or a member of a "restricted partnership" and, except as described in Schedule F none of the Assets is a "restricted property", as such terms are defined in the Alberta Income Tax Act;

dd. there are no outstanding authorizations for expenditures or other outstanding financial commitments of the Corporation or the Subsidiary which are due as of the date hereof or which may become due other than usual operating expenses incurred in the normal conduct of operations other than as described in Schedule G;

ee. neither the Corporation nor the Subsidiary has elected not to participate in operations in respect of the Assets which has resulted in the Corporation or the Subsidiary to be in a penalty position which currently exists other than as described in Schedule H;

ENVIRONMENTAL MATTERS

ff. it is not aware of and to its knowledge neither the Corporation nor the Subsidiary has received:

    i. any orders or directives which relate to environmental matters and which require any material work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

    ii. any demand or notice issued with respect to the material breach of any environmental, health or safety law applicable to the Assets, including without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof; and

OTHER ASSETS

gg. attached as Schedule "D" is an accurate and complete list of all assets of the Corporation and the Subsidiary other than the Assets.

3.2    NO ADDITIONAL REPRESENTATIONS

    The Vendors make no representations or warranties except as expressly set forth in this Article and in particular, and without limiting the generality of the foregoing, the Vendors hereby expressly negate any representations or warranties, whether written or verbal made by them or their agents, servants or employees with respect to:

a. the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled therewith;

b.  the value of the Corporation, the Assets or the future cash flow therefrom;

c.  the quality, condition, fitness or merchantability of the Tangibles;  and

d.  the environmental condition of the Assets.

                                   ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                -----------------------------------------------

4.1    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER TO THE VENDORS

     The Purchaser represents and warrants to the Vendors that:

CORPORATE STANDING, POWER AND AUTHORIZATIONS

a. the Purchaser is duly organized and validly existing under the law of the jurisdiction of its incorporation and has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it and is duly qualified to carry on business in the Province of Alberta and each other jurisdiction in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary;

b. the Purchaser has all requisite power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and to perform its obligations hereunder and thereunder;

c. the execution and delivery of this Agreement and all documents to be delivered pursuant hereto, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein do not and will not:

    i. result in the breach of or violate any term or provision of the articles, by-laws or other governing documents of the Purchaser; or

    ii. conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which the Purchaser is a party or by which it is bound or give to any person any interest or right, including any right of purchase, termination, cancellation or acceleration under any such agreement, instrument, license, permit or authority; or

    iii. violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to the Purchaser;

d. this Agreement has been duly authorized, executed and delivered by the Purchaser and all documents to be delivered by the Purchaser pursuant hereto will be duly executed and delivered and this Agreement does and such documents will constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms; and

FINDER'S FEES

e. the Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commission or other similar forms of compensation with respect to the transactions contemplated herein.

                                   ARTICLE 5
                            COVENANTS OF THE VENDORS
                            ------------------------

5.1    COVENANTS OF THE VENDORS

    Each of the Vendors covenants and agrees that, until the Closing or this Agreement has been terminated, whichever is the earlier, it:

a. will use its best efforts to fulfil the conditions set forth in Articles 8 and 9 to the extent that the fulfilment of the same is within the control of it;

b. will make all necessary filings and applications under applicable federal and provincial laws and regulations required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws and regulations; and

c. will make available, or cause to be made available, to the Purchaser as soon as possible all documents and agreements as may be necessary to enable the Purchaser to effect a thorough investigation of the Corporation, the Subsidiary and their respective businesses, properties, assets and financial status.

                                   ARTICLE 6
                           COVENANTS OF THE PURCHASER
                           --------------------------

6.1    COVENANTS OF THE PURCHASER

     The Purchaser covenants and agrees that, until the Closing or this Agreement has been terminated, whichever is the earlier, it:

a. will use its best efforts to fulfil the conditions set forth in Articles 7 and 9 to the extent the fulfilment of the same is within the control of the Purchaser; and

b. will keep confidential any and all information relating to the Vendors, the Corporation and the Subsidiary provided to the Purchaser pursuant to this Agreement and not otherwise known to the Purchaser or the public.

                                   ARTICLE 7
                       CLOSING CONDITIONS OF THE VENDORS
                       ---------------------------------

7.1    CONDITIONS PRECEDENT

    The obligation of the Vendors to complete the transactions contemplated herein is subject to the fulfilment of the following conditions precedent on or before the Closing Time or such other time as is specified below:

a. the representations and warranties made by the Purchaser herein shall be true at the Closing Time as if made at and as of such time, the Purchaser shall have provided certificates of two officers of the Purchaser certifying such accuracy at the Closing Time and the Vendors shall have no knowledge to the contrary;

b. the Purchaser shall have complied with its respective covenants herein and the Purchaser shall have provided certificates of two officers of the Purchaser certifying at the Closing Time that the Purchaser has complied with its respective covenants herein and the Vendors shall have no knowledge to the contrary;

c. there shall have been no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that:

    i. makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the transactions contemplated herein; or

    ii. results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein; and

7.2    WAIVER OF CONDITIONS

    The conditions precedent set forth in Section 7.1 are for the benefit of the Vendors and may be waived, in whole or in part, by the Vendors at any time. If any of the said conditions precedent shall not be complied with or waived by the Vendors on or before the date required for the fulfilment thereof, the Vendors may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by notice to the Purchaser.

                                   ARTICLE 8
                      CLOSING CONDITIONS OF THE PURCHASER
                      -----------------------------------

8.1    CONDITIONS PRECEDENT

    The obligation of the Purchaser to complete the transactions contemplated here in is subject to fulfilment of the following conditions precedent on or before the Closing Time or such other time as is specified below:

a. the representations and warranties made by the Vendors herein shall be true at the Closing Time as if made at and as of such time;

b.  the Vendors shall have complied with their respective covenants herein;

c. the Vendors shall have provided the Purchaser with opinions of the Vendors' Counsel reasonably satisfactory to the Purchaser, dated on the Closing Date and addressed to the Purchaser and the Purchaser's Counsel, to the effect that:

    i. the Corporation is duly incorporated, organized and validly existing under the law of the jurisdiction of its incorporation and is duly qualified to own or lease its property and assets and to carry on business in the Province of Alberta and such other jurisdictions in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary;

    ii. the execution and delivery by the Vendors of this Agreement and all documents delivered pursuant hereto, the performance by the Vendors of their respective obligations hereunder and thereunder and the consummation by the Vendors of the transactions contemplated herein and therein do not and will not:

          A. result in the breach of or violate any term or provision of the articles, by-laws or other governing documents of the Corporation;

          B. conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which the Corporation is a party or is bound or to which its property or assets is subject or result in the creation of any Encumbrance upon any of its property or assets, under any such agreement, instrument, license, permit or authority or give to any person any interest or right, including any right of purchase, termination, cancellation or acceleration under any such agreement, instrument, license, permit or authority, in each case as known to such counsel, without special inquiry;

          C. violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to the Corporation, as known to such counsel, without special inquiry;

    iii. there are, to the knowledge of such counsel without inquiry beyond that set forth in the opinion, no actions, suits or proceedings commenced or contemplated affecting any of the Corporation, at law or in equity or before or by any Governmental Authority; and

    iv. as to the issued and outstanding capital of the Corporation and the Subsidiary.

    In giving such opinion, the Vendors' Counsel may rely, in respect of matters of fact, upon certificates of senior officers of the Corporation and the Subsidiary or any other appropriate person;

d. before giving effect to the transactions contemplated by this Agreement, there shall not have been any material adverse change, financial or otherwise, in the business, financial condition, assets, properties, liabilities or operations of the Corporation or the Subsidiary or any occurrences or circumstances which have resulted or might reasonably be expected to result in a material adverse change thereto;

e. the board of directors of each of the Corporation and the Subsidiary shall have been reconstituted to the satisfaction of the Purchaser;

f. each of the officers, directors and employees of the Corporation and the Subsidiary shall have resigned and released the Corporation or the Subsidiary, as the case may be, from all liabilities or claims which they may have;

g. there shall have been no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that:

    i. makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the transactions contemplated herein;

    ii. results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein; or

    iii. imposes or confirms material limitations on the ability of the Purchaser to effectively exercise full rights of ownership of the Securities, including, without limitation, the right to vote any such securities.

8.2    WAIVER OF CONDITIONS

    The conditions precedent set forth in Section 8.1 are for the benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser at any time. If any of the said conditions precedent shall not be complied with or waived by the Purchaser on or before the date required for the fulfilment thereof, the Purchaser may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by notice to the Vendors.

                                   ARTICLE 9
                                INTERIM MATTERS
                                ---------------

9.1    INTERIM MATTERS

    In the period commencing on the Effective Date and ending at Closing, the Corporation and the Subsidiary shall operate and maintain the Assets in a proper and prudent manner in accordance with good industry practices and neither the Corporation nor the Subsidiary shall, without the prior written approval of the
Purchaser:

    a. authorize or make any expenditure in respect of the Assets, other than:

          i. usual operating expenditures incurred and allocable to the Assets pursuant to existing authorizations and under existing operating agreements with arms' length third parties;

          ii. capital expenditures required in accordance with good industry practice to a maximum of $25,000 gross expenditures for any single operation; and

          iii. expenditures required by reason of an emergency event endangering life or property;

    b.    sell, transfer or otherwise dispose of any of the Assets; or

    c.    enter into any transaction not in the ordinary course of business.

                                  ARTICLE 10
                                 TITLE REVIEW
                                 ------------

10.1   TITLE DEFECTS

       From time to time and in any event by at least 4:30 p.m. (Calgary time) on the date which is three business days prior to the Closing Date the Purchaser shall give Vendors written notice of all matters of which Purchaser is aware which in the opinion of Purchaser constitute defects which adversely affect the title of the Corporation to the Assets and which Purchaser does not waive (all of which are herein referred to as "Title Defects"). Prior to the Closing Time, Vendors shall diligently make all reasonable efforts to cure or remove all Title Defects. If all Title Defects are not cured or removed at or before the Closing Time, Purchaser shall then elect in writing either:

    a. with the agreement of the Vendors to grant a further period or periods of time within which the Vendors may use to cure or remove such title defects;

    b.    to waive such uncured title defects;

    c. with the agreement of the Vendors, to adjust the Purchase Price payable by Purchaser to the Vendors; or

    d.    to terminate this agreement in its entirety.

Failure by Purchaser to elect by 4:30 p.m. (Calgary time) on the date which is one day prior to the Closing Date shall be irrefutably and conclusively deemed to be an election to waive all uncured Title Defects.

                                   ARTICLE 11
                             ENVIRONMENTAL MATTERS
                             ---------------------

11.1   REMEDIAL WORK

       As soon as reasonably practicable following Closing the Purchaser and the Principal Shareholders, or a representative of them, shall cause a third party whom is selected by such parties to reclaim the active flare pits, the inactive flare stack and well sites of the dry and abandoned or abandoned wells set forth and described in Schedule "E" hereto (the "Identified Assets") in order to satisfy the "Alberta Tier I Criteria Standards" set by Alberta Environmental Protection (the "Agreed Upon Standard").

11.2   RELEASE FROM PURCHASE PRICE HOLDBACK

       Upon completion of such reclamation work which is required in order for the Identified Assets to satisfy the Agreed Upon Standard, Purchaser and the Principal Shareholders or their representative shall cause the Environmental Consultant to inspect the Identified Assets to determine whether the Identified Assets satisfy the Agreed Upon Standard and if the Identified Assets satisfy the Agreed Upon Standard then Purchaser shall forward to Vendors' Counsel a notice signed by each of the Purchaser and the Principal Shareholders directing Vendors' Counsel to release to the Purchaser from the Purchase Price Holdback the cost of the performance of the remedial work. If, on the date which is one hundred sixty five (165) days following Closing, the

Purchaser and the Principal Shareholders have not delivered to Vendors' Counsel a notice as aforesaid to release funds from the Purchase Price Holdback then as soon as practicable thereafter the Purchaser and the Principal Shareholders, or a representative of them, shall meet to discuss the amount which can reasonably be expected to be the cost to the Purchaser of the work which is required in order for the Identified Assets to be reclaimed to satisfy the Agreed Upon Standard (the "Cleanup Cost"). If the parties reach an agreement as to the Cleanup Cost then the Purchaser shall then forward to Vendors' Counsel a notice signed by each of the Purchaser and the Principal Shareholders setting forth the amount of the Cleanup Cost and directing Vendors' Counsel to release such amount from the Purchase Price Holdback to Purchaser. If an agreement as aforesaid is not reached by the date which is one hundred eighty (180) days following Closing, then Purchaser shall forward to Vendors' Counsel a notice (a "Dispute Notice") signed by it setting forth the amount which it has reasonably estimated to be the Cleanup Cost and the matter shall be referred to arbitration in accordance with the Arbitration Act (Alberta) or other similar legislation in force in the province of Alberta from time to time.


                                   ARTICLE 12
             BREACHES OF REPRESENTATIONS AND WARRANTIES OF VENDORS
             -----------------------------------------------------

12.1   RELEASES FROM PURCHASE PRICE HOLDBACK

       If, on or before the date which is one hundred twenty (120) days following Closing, Purchaser determines that the Vendors have breached a representation and warranty contained in Article 3 then it shall forthwith advise the Vendors of such breach together with particulars thereof and an estimate of the amount which can reasonably be expected to compensate the Purchaser for the breach. As soon as practicable thereafter the Purchaser and the Principal Shareholders shall meet to discuss the alleged breach and the amount which can reasonably be expected to compensate the Purchaser for the breach. If the parties reach an agreement that a breach has occurred and the amount which can reasonably be expected to compensate the Purchaser for the breach then the Purchaser shall then forward to Vendors' Counsel a notice signed by each of the Purchaser and the Principal Shareholders setting forth details as to the alleged breach and the amount which the Purchaser and the Vendors have agreed is sufficient to compensate the Purchaser for such breach and directing Vendors' Counsel to release certain funds from the Purchase Price Holdback to Purchaser. If an agreement as aforesaid is not reached by the date which is one hundred twenty (120) days following Closing, then Purchaser shall forward to Vendors' Counsel a notice (a "Dispute Notice") signed by it setting forth details as to the alleged breach and the amount which it has estimated can reasonably be expected to compensate it for the breach and the matter shall be referred to arbitration as set forth in Section 12.2.

12.2   ARBITRATION

       If the Purchaser and the Principal Shareholders are unable to agree as to whether a breach has occurred and the amount which would be reasonably necessary to reimburse the Purchaser for such breach then such matter will be referred to arbitration in accordance with the Arbitration Act (Alberta) or other similar legislation in force in the province of Alberta from time to time.

                                  ARTICLE 13
                                    CLOSING
                                    -------

13.1   PLACE OF CLOSING

       Closing shall take place at the offices of the Purchaser's Counsel at the Closing Time, or at such other place as may be agreed upon by the parties hereto.

                                   ARTICLE 14
                                  TERMINATION
                                  -----------

14.1   RETURN DOCUMENTS

       If this Agreement is validly terminated pursuant to any provision of this Agreement, the parties shall return all materials and copies of all materials delivered to the Purchaser, or the Vendors as the case may be, or their agents, and each party hereto shall take all reasonable steps to return the parties hereto to their respective positions prior to the date hereof and, except for the obligations set forth in subsection 6.1(b) (which shall survive any termination of this Agreement and continue in full force and effect), no party shall have any further obligations to any other party hereunder with respect to this Agreement.

                                   ARTICLE 15
                                    NOTICES
                                    -------

15.1   NOTICES

       Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party to any other party shall be in writing and shall be delivered by hand delivery, facsimile transmission or (provided that the mailing party does not know and should not reasonably have known of any disruption or anticipated disruption of postal service which might affect delivery of the mail) by registered mail (postage prepaid), addressed to the party to whom the notice is to be given, at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if hand delivered or delivered by telex or facsimile transmission, be deemed to have been given and received on the date on which its was hand delivered or delivered by facsimile transmission to the address provided herein (if a business day and, if not, the next succeeding business day) and if sent by registered mail be deemed to have been given and received on the third business day at the point of delivery following the date on which it was so sent.

15.2   ADDRESS FOR SERVICE

       The address for service of each of the parties hereto shall be as follows:

if to the Purchaser:

       c/o PetroCorp Incorporated
       Suite 300, North Atrium
       16800 Greenspoint Park Drive
       Houston, Texas 77060-2391

       ATTENTION:  Mr. Fletcher Hicks

       Facsimile No.: (281) 873-7213

       with a copy to

       Hoar Lee & Boers
       1220, 144 - 4th Avenue S.W.
       Calgary, Alberta
       T2P 3N4

       ATTENTION: Gary Lee

       Facsimile No.: (403) 262-4860

if to the Vendors:

       c/o Burnet, Duckworth & Palmer
       1400, 350 - 7th Avenue S.W.
       Calgary, Alberta
       T2P 3N9

       ATTENTION:  Mr. Keith A. Greenfield

       Facsimile No.: (403) 260-0330

       with a copy to

       The Prudential Insurance Company of America
       500, 200 Consilium Place
       Scarborough, Ontario
       M1H 3C4

       ATTENTION: Mr. Mike Weir
       with a copy to:

       Peters & Co. Limited
       2500, 350 - 7th Avenue S.W.
       Calgary, Alberta
       T2P 4N1

       ATTENTION:  Mr. J. Cameron Bailey

       Facsimile No.: (403) 266-4116

       and with a copy to:

       HOOPP Resources Inc.
       1400, 1 Toronto Street
       Toronto, Ontario
       M5C 3B2

       ATTENTION:  Ms. Safia Mehta

       Facsimile No.:  (416) 369 0292

or such other address as may be designated by notice to the other parties hereto.

                                   ARTICLE 16
                                   DISCLOSURE
                                   ----------

16.1   FUTURE DISCLOSURE

       Neither party shall disclose, by press release, or otherwise, any aspect of the transactions contemplated herein, without prior written consent of the other party. Notwithstanding the foregoing if either party is required by law or administrative regulation to make any disclosure relating to the transactions contemplated herein that party shall inform the other party as to the wording of such disclosure prior to its being made.

                                   ARTICLE 17
                                 MISCELLANEOUS
                                 -------------

17.1   ENTIRE AGREEMENT

       This Agreement, together with documents to be delivered pursuant hereto, constitutes the entire agreement between the parties hereto, and cancels and supersedes all prior agreements and understandings between the parties hereto, with respect to the subject matter hereof.

17.2   FURTHER ASSURANCES

       Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

17.3   SURVIVAL

       The representations, warranties, covenants and agreements herein and in any document delivered pursuant hereto shall survive the Closing and remain in full force and effect provided that no party hereto shall be liable in respect of any representation or warranty unless the party seeking to rely upon such representation or warranty shall have given notice to the party who made such representation or warranty of its intention to make such claim on or before the date which is one hundred twenty (120) days following Closing. The Purchaser hereby acknowledges to and covenants and agrees with the Vendors that all recourse, rights, powers and remedies of the Purchaser for or in respect of the breach by the Vendors of the representations and warranties set forth in
Article 3 are limited to the rights, recourse and remedies of the Purchaser set forth and described in Article 12 and to the Purchase Price Holdback as described in subsection 2.2(a)(i). For further clarification and without limiting the generality the foregoing:

a. the Vendors' liability for breaches of the representations and warranties set forth in Article 3 is limited to the exercise by the Purchaser of its rights in and to the Purchase Price Holdback described in this Agreement;

b. no recourse shall be had by the Purchaser hereunder to any of the other property of the Vendors; and

c. no judgment for any deficiency shall exist against the Vendors if the Purchase Price Holdback as described in section 2.2(a)(i) is insufficient to satisfy any claim made by the Purchaser hereunder.

17.4   LIMITATIONS

       Notwithstanding anything in this Agreement to the contrary, the Purchaser shall have no remedy or cause of action against the Vendors for breach of representation, warranty, covenant or indemnity for any circumstance, matter or thing actually known to the Purchaser or any employee, agent, consultant or representative thereof as at the date of this Agreement.

17.5   POWER OF ATTORNEY OF CERTAIN VENDORS

       Each of the Vendors other than the Principal Shareholders (the "Other Shareholders") hereby irrevocably nominates, constitutes and appoints Peters & Co. Limited, with full power of substitution, as agent and true and lawful attorney:

a. to act as it's representative at Closing and to execute in its name and on its behalf all closing receipts and documents required;

b. to complete or correct any errors or omissions in this Agreement and any other document provided by such Other Shareholder;

c.  to execute and deliver any amendment to this Agreement;

d. to approve any certificates or other documents addressed to such Other Shareholder;

e. to waive, in whole or in part, any representations, warranties, covenants or conditions for the benefit of such Other Shareholder and contained in any agreement between the Purchaser and the Vendors; and

f. to approve any of the matters set forth in this Agreement which require the agreement of such Other Shareholder.

The power of attorney granted above is irrevocable, is a power coupled with an interest and, to the extent permitted by law, is valid and binding on the estate of such Other Shareholder and will be exercisable during any subsequent legal incapacity of such Other Shareholder and extends to and is binding upon the heirs, executors, administrators and other legal representatives and the successors and assigns of such Other Shareholder. Each Other Shareholder agrees to be bound by any representation or action made or taken by Peters & Co. Limited pursuant to such power of attorney and hereby waives any and all defences which may be available to contest, negate or disaffirm the action of Peters & Co, Limited taken in good faith under and within such power of attorney.

17.6   PURCHASER'S EXAMINATION

       The Purchaser acknowledges that it has made its own estimate and appraisal of the extent and value of the reserves of the Petroleum Substances attributable to the Lands and lands pooled therewith and has made its own independent examination, analysis, evaluation and verification of the Corporation and the Assets including a review of the Corporation's title thereto and of the condition of the Assets including environment condition in, on and under the Assets.

17.7   LIABILITY OF VENDOR

       No Vendor shall be liable to the Purchaser or any other Vendor for any misrepresentation or breach of warranty made to the Purchaser or covenant or non-performance of obligations to the Purchaser under this Agreement by any other Vendor provided, however, that the foregoing shall not restrict the recourse of the Purchaser to the Purchase Price Holdback in accordance with the terms hereof.

17.8   TIME

       Time shall be of the essence in this Agreement.

17.9   AMENDMENTS

       This Agreement may only be amended by a written instrument signed by the parties hereto.

17.10    GOVERNING LAW

         This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Alberta and applicable laws of Canada but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Alberta.

17.11    ATTORNMENT

         Each party hereto hereby irrevocably attorns to the jurisdiction of the Courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

17.12    SEVERABILITY

         If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

a. the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

b. the invalidity, illegality or unenforceability of any provision or party thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

17.13    EXECUTION IN COUNTERPART

         This Agreement may be executed in any number of counterparts with the same effect as if all signatures to the counterparts had signed one document, all such counterparts shall together constitute, and be construed as, one instrument and each of such counterparts shall, notwithstanding the date of its execution, be deemed to bear the date first above written.

17.14    WAIVER

         No waiver by any party hereto shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

17.15    ENUREMENT

         This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

17.16    ASSIGNMENT

         This Agreement may not be assigned by any party hereto without the prior consent of the other parties hereto.

17.17    RELIANCE

         The parties hereto acknowledge and agree that they have entered into this Agreement in reliance upon each of the representations, warranties, covenants and agreements herein of the other party hereto.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                 702056 ALBERTA LTD.


                                 Per:  ________________________________

HOOPP RESOURCES LTD.                      QUEEN-YONGE INVESTMENTS LIMITED

Per:______________________________        Per:______________________________

Per:______________________________        Per:______________________________

PETERS & CO. LIMITED                      522104 ALBERTA LTD.

Per:______________________________        Per:______________________________

Per:______________________________        Per:______________________________

WILKINSON FAMILY TRUST                    GENEVA EQUITIES LTD.

Per:______________________________        Per:______________________________

Per:______________________________        Per:______________________________

Per:______________________________


THE CANADA TRUST COMPANY IN TRUST FOR     THE PRUDENTIAL INSURANCE COMPANY OF
THE PRUDENTIAL INSURANCE COMPANY OF       AMERICA
AMERICA

Per:______________________________        Per:______________________________

Per:______________________________        Per:______________________________



PETERS & CO. LIMITED AS AGENT FOR       THE BLACK DIAMOND CATTLE COMPANY
TRUSTEES FOR: W. Peter Colnett, J.      (1988) LTD.
Cameron Bailey, Allan Ross, Martin
T. Davies, Kathleen A. Davies,          Per:______________________________
George Gosbee, Karen Gosbee, Sharon
Grant, William D. Bonner, Debbie        Per:______________________________
Bonner

Per:______________________________

Per:______________________________


LAURENTIAN BANK OF CANADA AS AGENT      PETERS ADVISORY LTD.
FOR TRUSTEE FOR: Neil M. Smith

Per:______________________________      Per:______________________________

Per:______________________________      Per:______________________________


GEE & CO.

Per:______________________________      _________________________________
                                        J. CAMERON BAILEY
Per:______________________________



_________________________________       _________________________________
BRUCE A. FIELL                          DAVID B. SNEDDON

_________________________________       _________________________________
HUGH F. OSLER                           WILFRED A. GOBERT

_________________________________       _________________________________
EDWARD ENGLAND                          RICK D. ROBERTSON

                                        _________________________________
_________________________________       LOUISE DUCHESNE
LEONARD J. WEBB

_________________________________       _________________________________
RICHARD WARAKSA                         RANDALL OSTERLIN


_________________________________       _________________________________
ROBERT M. WILKINSON                     JAN CHABUN

_________________________________       _________________________________
R. BRADLEY HURTUBUISE                   ALEECE WRIGHT

_________________________________       _________________________________
MARTIN DAVIES                           SHIRLEY L. CHOMYN

The schedules to this agreement have been omitted. Such schedules are listed in
Section 1.2 of this agreement and shall be furnished supplementally to the Commission upon request.